Exhibit 99.1

       Whole Foods Market Reports Fourth Quarter and Fiscal Year Results
                          and Declares First Dividend



  Sales for the Quarter Increase 18%, With 8.8% Comparable Store Sales Growth;

                    Sales for the Fiscal Year Top $3 Billion


    The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CST. The dial in number is 1-800-362-0574 and the conference ID is 'Whole Foods.' A replay will be available for approximately 48 hours at 1-402-530-0417. A simultaneous audio web cast will also be available at www.wholefoodsmarket.com . The audio web cast will be archived for thirty days.

    AUSTIN, Texas, Nov. 12 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the fourth quarter and fiscal year ended September 28, 2003. Sales for the 12-week quarter increased 18% to $751 million from $638 million in the prior year. This increase was driven by 10% weighted average year-over-year square footage growth and comparable store sales growth of 8.8%. Sales in identical stores (excluding one relocated store and two major store expansions) increased 8.3% for the quarter. Sales for the fiscal year increased 17% to $3.1 billion from $2.7 billion in the prior year, with 11% weighted average year-over-year square footage growth, comparable store sales growth of 8.6%, and identical store sales growth (excluding three relocated stores and two major store expansions) of 8.1%.

    Net income for the quarter increased 8% to $23.8 million from $22.0 million in the prior year, and diluted earnings per share increased 5% to $0.38 from $0.36 in the prior year. This was in line with the Company's $0.38 to $0.39 range of guidance. Net income for the fiscal year increased 23% to $103.7 million, or $1.66 per share, from $84.5 million, or $1.40 per share in the prior year. Net income and earnings per share for the fiscal year include a pre-tax gain in the third quarter of approximately
$3.0 million, or $0.03 in diluted earnings per share, related to the distribution of proceeds from the sale of Blooming Prairie Cooperative, a cooperative natural foods distributor in which the Company was a member. Excluding this gain, adjusted net income for the fiscal year increased 21% to $101.9 million, and adjusted diluted earnings per share increased 16% to $1.63.

    "Last year we spoke of three challenges that we saw for Whole Foods Market in fiscal year 2003. These challenges included continuing to improve our operations, increasing our store development pipeline, and successfully integrating the Harry's stores into our company," said John Mackey, Chairman, President and Chief Executive Officer of Whole Foods Market. "In a year that was full of unusual events ranging from the outbreak of war, continued weakness in the economy, extreme weather across various parts of the country, and a blackout in the Northeast, we are pleased to have met these challenges and achieved such strong results for our shareholders. We produced an 8.6% increase in comparable store sales on top of a difficult 10.0% comparison in the prior year. We signed 29 leases, increasing our development pipeline to 35 stores and a record 1.6 million square feet, an increase of over 85% compared to this time last year. Our Harry's stores are comping above the overall company average reflecting the success of our remodeling efforts as well as the implementation of our culture and empowerment systems in those stores. In addition, we produced cash flow from operations of $280 million, ending the year with approximately $166 million in cash. As an EVA company that believes in maximizing returns on capital to our shareholders, we are proud to announce the commencement of our first quarterly dividend of fifteen cents per share."

    For the quarter, net operating profit after taxes (NOPAT) increased 11% to $25.8 million. The Company's capital charge for the quarter was $29.9 million, resulting in Economic Value Added (EVA) of negative
$4.1 million compared to negative $1.1 million in the prior year. For the fiscal year, EVA improved $1.5 million to negative $9.5 million.



     Store returns for the fourth quarter:
                                                                          # of
                                              Average  Average   NOPAT    Comp
                                                 Size    Comps    ROIC  Stores
    Stores over eight years old                27,400     7.5%     51%     52
    Stores between five and eight years old    29,100     5.3%     47%     34
    Stores between two and five years old      36,400    11.4%     20%     35
    Stores less than two years old
     (including relocations)                   35,900    18.9%      7%     13

    All stores in comparable store base        31,000     8.8%     30%    134

    All stores open at the end of the
     fourth quarter                            31,300              27%    145



    Gross profit in the fourth quarter increased 15% to $258 million, or 34.3% of sales, from $224 million, or 35.1% of sales, in the prior year. As a percentage of sales, gross profit decreased 84 basis points. The decrease was primarily due to a $3.4 million LIFO inventory credit in the fourth quarter last year compared to a charge of $159,000 in the fourth quarter this year, a negative impact of 55 basis points. Gross profit was also negatively impacted by approximately 16 basis points due to product losses at the Company's ten stores affected by the blackout in the Northeast and nine stores affected by Hurricane Isabel, as well as inventory markdowns and losses related to the relocation of two stores in Ann Arbor, Michigan. Direct store expenses increased 17% to $191 million, or 25.5% of sales, from $163 million in the prior year, an improvement of six basis points as a percentage of sales. In total, the Company incurred approximately $1 million, or $0.01 in diluted earnings per share, of product losses, additional labor and other expenses related to the Northeast blackout and Hurricane Isabel. Store contribution increased 8% to $66 million, or 8.8% of sales, from $61 million in the prior year, a decline of 78 basis points as a percentage of sales. General and administrative (G&A) expenses increased 2% to $22 million, or 3.0% of sales, an improvement of 45 basis points as a percentage of sales.

    For the 134 stores in the comparable store base, a 37 basis point improvement in direct store expenses to 25.1% of sales was offset by an 86 basis point decrease in gross profit to 34.3% of sales, resulting in a 49 basis point decrease in store contribution to 9.1% of sales.

    Capital expenditures in the quarter were $44 million of which $24 million was for new store development. Capital expenditures for the year were $173 million of which $89 million was for new store development. The Company produced cash flow from operations of $75 million during the quarter and $280 million during the year. At the end of the fiscal year, the Company had approximately $166 million in cash and approximately $169 million in long-term debt. Long-term debt includes $151 million in Zero Coupon Convertible Debentures due in 2018. The Company has no amounts drawn on its $100 million line of credit.

    In the fourth quarter, the Company opened two new stores in Santa Monica, CA and Las Vegas, NV and relocated two smaller stores in Ann Arbor, MI to a new 51,000 square foot store, ending the year with 145 stores and total square footage of approximately 4.5 million. The Company has recently signed leases for eight new stores, one each in Redwood City, CA; Red Bank, NJ; West Hartford, CT; Denver, CO; Brooklyn, NY; Oakland, CA, and two in Chicago, IL. The Company currently has 35 stores in development averaging 45,000 square feet in size. Square footage under development is a record 1.6 million.

    In late September, Team Members at the Company's Madison, Wisconsin store presented a petition to the Company requesting that the United Food and Commercial Workers (UFCW) no longer be considered their official bargaining representative. As a result, the National Labor Relations Board (NLRB) scheduled a November 17th vote for the store's full Team Member base to decide whether the UFCW would represent them. With the vote scheduled, Madison Team Members then presented a second petition with sufficient signatures to allow the Company to legally withdraw recognition from the union without holding the scheduled vote. Although Whole Foods Market and the UFCW had consented to an election and had entered into an election agreement with the NLRB, the UFCW filed Unfair Labor Practice charges against the Company on November 7th, effectively blocking the vote from occurring in November or in the near future. The Company believes these charges, like the many others filed by the union, are baseless and ultimately will be dismissed. In light of this significant change of circumstances, the Company has decided that the best way to respect the wishes of its Team Members in Madison is now to withdraw recognition from the union, and the Company has done so as of today. It is possible for the UFCW to attempt to challenge this decision, but the Company fully expects to put this brief period of unionization in its history behind it and move on together with a renewed sense of cooperation and shared vision.

    Following are certain historical results for all stores for the last five fiscal years including gross profit, direct store expenses, store contribution, and general and administrative expenses (G&A) excluding goodwill amortization in all years, as a percentage of sales. Total sales growth, one-year comparable store sales increases and the sum of two years of comparable store sales increases (two-year comps) are also included. Comps and two-year comps for the last five years are calculated by taking an average of the five years.


                                                                       Last 5
                                     1999   2000   2001   2002   2003   Years

    Gross profit                     34.0%  34.5%  34.8%  34.7%  34.3%  34.5%
    Direct store expenses            24.4%  25.0%  25.3%  25.1%  25.2%  25.1%
    Store contribution                9.6%   9.4%   9.5%   9.6%   9.2%   9.4%
    G&A (excl. goodwill amort.)       3.9%   3.3%   3.6%   3.6%   3.2%   3.5%

    Sales growth                     14.1%  23.2%  23.6%  18.4%  17.0%  19.2%
    Comps                             7.7%   8.6%   9.2%  10.0%   8.6%   8.8%
    Two-year comps                   18.7%  16.3%  17.8%  19.2%  18.6%  18.1%


    Goals for fiscal year 2004:

    The Company expects total sales growth for fiscal year 2004 to be in the range of 15% to 20%, with weighted average year-over-year square footage growth of 10% to 11% and comparable store sales growth of 8% to 10%. The Company previously expected comparable store sales growth of 7% to 9% for the year. Square footage growth includes 41,000 square feet related to the expansion of six existing stores and is expected to be higher in the second half of the fiscal year, as the Company expects to open three or four new stores in the first half of the year and nine to 11 new stores during the remainder of the year, including the relocation of an existing store.

    The Company is currently in the seventh week of its sixteen-week first quarter. During the second week of the quarter, labor unions at several major supermarkets in Southern California went on strike. The Company has 19 stores with sales benefiting from the strike, 17 of which are in the comparable store base. For the first six weeks of the first quarter, comparable store sales growth averaged 13.7% in all stores and just over 11% excluding stores positively impacted by the strike. It is difficult to forecast the eventual impact of the strike on sales and comps for the quarter, as the Company does not have relevant data on which to rely and much depends on the duration of the strike. The Company has already seen the positive sales benefit lessen in degree when the union stopped picketing at Kroger's Ralph's stores two weeks ago. Based on the best information the Company has available today and the difficult 10.5% comparison in the prior year, the Company is initiating a guidance range for first quarter comparable store sales growth of 9.5% to 12.5%, including the estimated positive impact from the strike.

    The Company expects to produce operating margin improvement in fiscal year 2004 primarily through slight improvements in gross profit, direct store expenses and G&A as a percentage of sales. Pre-opening and relocation expense is expected to be in the range of $10 million to $12 million, more heavily weighted in the second half of the year.

    Capital expenditures are expected to be in the range of $210 million to $240 million for the year. The Company does not expect any borrowings on its $100 million credit line for the year. The Company expects interest expense, net of investment and other income, to be in the range of $3 million to $4 million.

    The Company is initiating diluted earnings per share guidance for the first quarter of $0.56 to $0.58, an expected year-over-year increase of approximately 33% to 38%. This above-average increase is due to the Company's expectations of a positive benefit from the strike, a positive contribution from the three Harry's stores compared to a loss in the prior year, and lower pre-opening expenses. Additionally, this year's first quarter guidance does not include any potential impairment of or loss related to the Company's remaining $2.2 million investment in Gaiam, Inc., whereas the prior year's first quarter included a pre-tax impairment charge of $1.4 million, or $0.01 in diluted earnings per share. For the full year, the Company is raising its previously stated guidance for diluted earnings per share to $1.88 to $1.96 from $1.87 to $1.95.

    Supplemental Information: The following pie chart depicts net income and certain expense categories, including salaries and benefits, as a percentage of sales for the twelve weeks ended September 28, 2003.


           http://www.wholefoodsmarket.com/investor/Q403chart.html


    In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding adjusted net income, adjusted diluted earnings per share and EVA in the press release as additional information for its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company and for budget planning purposes. The following table reflects reconciliations of GAAP information to non-GAAP measures.


                                    Twelve weeks ended   Fifty-two weeks ended
                                    Sept. 28,  Sept. 29,  Sept. 28,  Sept. 29,
                                      2003       2002        2003       2002
    GAAP net income                 $23,812    $22,043    $103,687    $84,491
    Blooming Prairie gain               ---        ---      (3,020)       ---
    Income taxes (40%)                  ---        ---       1,208        ---
    Adjusted net income              23,812     22,043     101,875     84,491
    Interest on convertible
     debentures, net                  1,052      1,002       4,481      4,272
    Adjusted net income, diluted    $24,864    $23,045    $106,356    $88,763

    Adjusted diluted earnings
     per share                        $0.38      $0.36       $1.63      $1.40

                                   Twelve weeks ended    Fifty-two weeks ended
                                   Sept. 28,  Sept. 29,   Sept. 28,  Sept. 29,
                                      2003       2002        2003       2002
    GAAP net income                 $23,812    $22,043    $103,687    $84,491
    Provision for income taxes       15,876     14,695      69,126     56,327
    Interest expense and other        3,348      1,958      11,823     13,685
    NOPBT                            43,036     38,696     184,636    154,503
    Taxes (40%)                     (17,214)   (15,478)    (73,854)   (61,801)
    NOPAT                            25,822     23,218     110,782     92,702
    Capital charge                  (29,883)   (24,294)   (120,257)  (103,720)
    EVA                             $(4,061)   $(1,076)    $(9,475)  $(11,018)


    About Whole Foods Market:

    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(www.wholefoodsmarket.com ) is the largest natural and organic foods supermarket retailer. In fiscal year 2003, the Company had sales of $3.1 billion and currently has 145 stores in the United States and Canada.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 29, 2002. The Company does not undertake any obligation to update forward-looking statements.


     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455


     Whole Foods Market, Inc.
     Consolidated Statements of Operations
     (In thousands, except per share amounts)

                               Twelve weeks ended      Fifty-two weeks ended
                              Sept. 28,    Sept. 29,    Sept. 28,    Sept. 29,
                                2003         2002         2003         2002
    Sales                  $   750,651  $   638,124  $ 3,148,593  $ 2,690,475
    Cost of goods sold
     and occupancy costs       493,135      413,828    2,067,939    1,757,213
      Gross profit             257,516      224,296    1,080,654      933,262
    Direct store expenses      191,178      162,906      792,536      675,760
      Store contribution        66,338       61,390      288,118      257,502
    General and
     administrative
     expenses                   22,298       21,791      100,693       95,871
    Pre-opening and
     relocation costs            3,935        1,591       12,091       12,485
      Operating income          40,105       38,008      175,334      149,146
    Other income (expense):
    Interest expense            (1,621)      (1,747)      (8,114)     (10,384)
    Investment and other
     income                      1,204          477        5,593        2,056
      Income before
       income taxes             39,688       36,738      172,813      140,818
    Provision for
     income taxes               15,876       14,695       69,126       56,327
      Net income           $    23,812  $    22,043  $   103,687  $    84,491

    Basic earnings
     per share             $      0.40  $      0.38  $      1.76  $      1.50
    Weighted average
     shares outstanding         59,989       57,602       59,035       56,385

    Diluted earnings
     per share             $      0.38  $      0.36  $      1.66  $      1.40
    Weighted average
     shares outstanding,
     diluted basis              65,827       64,099       65,330       63,340

     A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):


                               Twelve weeks ended      Fifty-two weeks ended
                             Sept. 28,    Sept. 29,    Sept. 28,    Sept. 29,
                                2003         2002         2003         2002
    Net income (numerator
     for basic earnings
     per share)            $    23,812  $    22,043  $   103,687  $    84,491
    Interest on 5% zero
     coupon convertible
     subordinated
     debentures, net of
     income taxes                1,052        1,002        4,481        4,272
    Adjusted net income
     (numerator for
     diluted earnings
     per share)            $    24,864  $    23,045  $   108,168  $    88,763
    Weighted average
     common shares
     outstanding
     (denominator for
     basic earnings
     per share)                 59,989       57,602       59,035       56,385
    Potential common
     shares outstanding:
      Assumed conversion
       of 5% zero coupon
       convertible
       subordinated
       debentures                3,285        3,286        3,285        3,286
      Assumed exercise of
       stock options             2,553        3,211        3,010        3,669
    Weighted average
     common shares
     outstanding and
     potential additional
     common shares
     outstanding
     (denominator for
     diluted earnings
     per share)                 65,827       64,099       65,330       63,340

    Basic earnings
     per share             $      0.40  $      0.38  $      1.76  $      1.50

    Diluted earnings
     per share             $      0.38  $      0.36  $      1.66  $      1.40


     Whole Foods Market, Inc.
     Consolidated Balance Sheets
     (In thousands)
     September 28, 2003 and September 29, 2002

    Assets
                                                          2003          2002
    Current assets:
    Cash and cash equivalents                       $   165,779   $    12,646
    Trade accounts receivable                            45,947        30,888
    Merchandise inventories                             123,904       108,189
    Prepaid expenses and other current assets            12,447         8,950
    Deferred income taxes                                15,607        11,468
      Total current assets                              363,684       172,141
    Property and equipment, net of accumulated
     depreciation and amortization                      718,240       644,688
    Long-term investments                                 2,206         4,426
    Goodwill                                             80,548        80,548
    Intangible assets, net of accumulated amortization   26,569        22,889
    Deferred income taxes                                   ---         7,350
    Other assets                                          5,573         8,159
    Net assets of discontinued operations                   ---         3,000
                                                    $ 1,196,820   $   943,201

    Liabilities and Shareholders' Equity
                                                          2003          2002
    Current liabilities:
    Current installments of long-term debt
     and capital lease obligations                  $     5,806   $     5,789
    Trade accounts payable                               72,715        59,710
    Accrued payroll, bonus and employee benefits         70,875        59,359
    Other accrued expenses                               90,188        51,440
      Total current liabilities                         239,584       176,298
    Long-term debt and capital lease obligations,
     less current installments                          162,909       161,952
    Deferred rent liability                              13,349        12,091
    Other long-term liabilities                           2,301         3,774
    Deferred income taxes                                 2,501           ---
      Total liabilities                                 420,644       354,115
    Shareholders' equity:
    Common stock, no par value, 150,000 shares
     authorized, 60,299 and 57,988 shares issued,
     60,070 and 57,739 shares outstanding in
     2003 and 2002, respectively                        423,297       341,940
    Accumulated other comprehensive income                1,624          (422)
    Retained earnings                                   351,255       247,568
    Total shareholders' equity                          776,176       589,086
    Commitments and contingencies
                                                    $ 1,196,820   $   943,201


     Whole Foods Market, Inc.
     Consolidated Statements of Cash Flows
     (In thousands)

                                                       Fifty-two weeks ended
                                                  September 28,  September 29,
                                                          2003          2002

    Cash flows from operating activities:
    Net income                                      $   103,687   $    84,491
    Adjustment to reconcile net income to net
     cash provided by operating activities:
        Depreciation and amortization                    97,986        85,869
        Loss on disposal of fixed assets                    771         3,138
        Deferred income taxes                             5,712        10,018
        Rent differential                                 1,258           437
        Change in LIFO reserve                            1,999          (889)
        Interest accretion on long-term debt              7,339         7,048
        Tax benefit related to exercise of
         employee stock options                          25,918        23,890
        Impairment loss on long-term investments          1,412           ---
        Lease termination costs                            (435)         (502)
        Issuance of common stock to 401(k) plan           3,125         4,475
        Cooperative patronage dividends received          3,210           100
        Net change in current assets and liabilities:
            Trade accounts receivable                   (15,209)       (6,115)
            Merchandise inventories                     (17,714)       (3,096)
            Prepaid expenses and other
             current assets                              (2,222)          194
            Trade accounts payable                       13,005         5,859
            Accrued payroll, bonus
             and employee benefits                       11,516        17,609
            Other accrued expenses                       38,605        (3,381)
    Net cash provided by operating activities           279,963       229,145
    Cash flows from investing activities:
        Development costs of new store locations        (89,007)     (100,000)
        Other property, plant
         and equipment expenditures                     (84,103)      (61,385)
        Acquisition of intangible assets                 (6,456)       (1,241)
        Payments for purchase of acquired
         entities, net of cash acquired                     ---       (35,978)
        Proceeds from sale of property,
         plant and equipment                              2,763           ---
        Proceeds from conversion of
         long-term investments                            1,000           ---
        Other investing activities                          ---        (4,753)
    Net cash used in investing activities              (175,803)     (203,357)
    Cash flows from financing activities:
        Net proceeds from long-term borrowings              ---        32,000
        Payments on long-term debt and capital
         lease obligations                               (6,341)     (127,956)
        Issuance of common stock                         52,270        66,964
    Net cash provided by (used in)
     financing activities                                45,929       (28,992)
    Cash flows from discontinued operations:
    Net cash provided by discontinued operations          3,044        14,007
    Net increase in cash and cash equivalents           153,133        10,803
    Cash and cash equivalents
     at beginning of period                              12,646         1,843
    Cash and cash equivalents at end of period      $   165,779   $    12,646

    Supplemental disclosures
     of cash flow information
    Interest and income taxes paid:
        Interest                                    $     2,084   $     5,224
        Federal and state income taxes              $    16,375   $    26,030



SOURCE  Whole Foods Market, Inc.
    -0-                             11/12/2003
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com
                http://www.wholefoodsmarket.com/investor/Q403chart.html /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  ERN DIV ERP CCA MAV